Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Churchill Capital Corp XI of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Agility Robotics, Inc. following the consummation of the business combination with Churchill Capital Corp XI, which will be renamed Agility Robotics, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 18, 2026

By:	/s/ Merline Saintil
Name:	Merline Saintil